Exhibit 99.4

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

The Board of Directors:

We understand that Leidos Holdings, Inc. (“Leidos”) has determined to include our opinion letter, dated January 25, 2016, to the Board of Directors of Leidos as an exhibit to the Registration Statement on Form S-4 of Leidos (the “Leidos Registration Statement”) and that such opinion letter also will be included as an exhibit to the Registration Statement on Form S-4/Form S-1 of Abacus Innovations Corporation (“Splitco” and, such Splitco Registration Statement, together with the Leidos Registration Statement, the “Registration Statements”), in each case solely because such opinion letter is included as Annex C-1 to Leidos’ proxy statement to be delivered to Leidos’ stockholders in connection with the proposed transaction involving Leidos, Splitco and Lockheed Martin Corporation.

In connection therewith, we hereby consent to the inclusion of our opinion letter as Exhibit 99.3 to, and reference thereto under the headings “SUMMARY — Opinion of Leidos’ Financial Advisor” and “THE TRANSACTIONS — Opinion of Leidos’ Financial Advisor” in, the prospectuses which form a part of the Registration Statements. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

April 18, 2016